[ASSURANT, INC. LOGO OMITTED]

Assurant Announces Leadership Succession at Assurant Health

CEO Don Hamm to retire, COO Adam Lamnin to fill top post in 2011

NEW YORK, June 24, 2010 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced the planned retirement of Don Hamm, 55, president and CEO of Assurant Health, and the appointment of Assurant Health COO, Adam Lamnin, 46, as the incoming president and CEO in January 2011.

"Leadership succession is a priority at Assurant, and this is the next step we anticipated when Adam came to Assurant Health as COO last year," said Robert B. Pollock, president and CEO of Assurant, Inc. "As we plan for the future and adapt to the post-health care reform environment, now is the right time to announce these leadership moves as Don and Adam work side-by-side during the next six months to ensure a smooth transition in every respect for our customers, employees, partners and shareholders."

"We extend our thanks to Don Hamm for his leadership of Assurant Health. As all of us who have worked with Don during his 30-year career know well, he is a respected professional with risk management expertise and extensive knowledge that he generously shares with his colleagues throughout the industry. We appreciate Don's service and insights as he and Adam lead the reshaping of Assurant Health for the future."

Adam Lamnin, an 18-year Assurant veteran, has developed strong expertise in specialty insurance to address evolving consumer and client needs. As COO at Assurant Health since 2009, Lamnin is responsible for the actuarial, marketing, sales and product offerings of the company. Since March, Lamnin also has headed the Company's Health Care Reform Working Group that is charting the segment's business strategy for the future. Previously, Lamnin held the post of Chief Financial Officer for Assurant Solutions and Assurant Specialty Property, and also headed the mortgage services, sales finance and consumer finance business units for American Bankers prior to its acquisition by Fortis. Lamnin is a CPA and before joining the Assurant family of companies was a senior accountant with PricewaterhouseCoopers.

About Assurant
Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses -- Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. www.assurant.com.

# # #

Media Contact:
Shawn Kahle
Vice President
Corporate Communications
Phone: 212-859-7047
Fax: 212-859-5893
shawn.kahle@assurant.com

Investor Relations Contact:
Melissa Kivett
Senior Vice President
Investor Relations
Phone: 212-859-7029
Fax: 212-859-5893
melissa.kivett@assurant.com